Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

NioCorp Developments Ltd.

Centennial, Colorado

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-257195, 333-254511, 333-228982, and 333-224222) and Form S-8 (Nos. 333-222313 and 333-215253) of NioCorp Developments Ltd. of our report dated September 8, 2021, relating to the consolidated financial statements, which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Spokane, Washington

September 8, 2021